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                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                    CHAPARRAL STEEL COMPANY AND SUBSIDIARIES


                                                   Three months ended                Six months ended
                                                      November 30,                      November 30,
                                                1995                 1994          1995             1994
                                                ----                 ----          ----             ----
                                                              (In thousands except per share)
AVERAGE SHARES OUTSTANDING
    Primary:
      Average shares outstanding                     29,587          29,680         29,634           29,680
      Stock options - treasury stock method
         using average market prices                    162              31            143               32
                                                   --------       ---------       --------        ---------
               TOTALS                                29,749          29,711         29,777           29,712
                                                   ========       =========       ========        =========

    Fully diluted:
      Average shares outstanding                     29,587          29,680         29,634           29,680
      Stock options - treasury stock method
         using end of quarter market
         price if higher than average                   214              32            188               32
                                                   --------       ---------       --------        ---------
               TOTALS                                29,801          29,712         29,822           29,712
                                                   ========       =========       ========        =========


INCOME APPLICABLE
 TO COMMON STOCK
    Primary and fully diluted:
    Net income                                     $ 10,486       $   4,969       $ 16,913        $   6,722
    Add:
      Pre-September 1990 contingent
      price amortization                                 58              58            116              116
                                                   --------       ---------       --------        ---------
                                                   $ 10,544       $   5,027       $ 17,029        $   6,838
                                                   ========       =========       ========        =========

PER SHARE
    Net income per common share:

      Primary                                      $    .35       $    .17        $    .57        $     .23
                                                   ========       ========        ========        =========

      Fully diluted                                $    .35       $    .17        $    .57        $     .23
                                                   ========       ========        ========        =========





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